UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 15, 2007 (February 13, 2007)

BEA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-22369	77-0394711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

2315 North First Street, San Jose, CA	95131
(Address of Principal Executive Office)	(Zip Code)

(408) 570-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective as of February 13, 2007, the Board of Directors of BEA Systems, Inc., a Delaware corporation (the “Company”), appointed Mr. Kiran Patel to serve as a member of the Company’s Board of Directors as a Class I Director. Mr. Patel is also expected to be appointed to the Nominating and Governance Committee of the Board of Directors. The size of the Board of Directors was increased to ten (10) in connection with Mr. Patel’s appointment. As a new member of the Board of Directors, Mr. Patel shall be granted a non-qualified stock option to purchase 100,000 shares of the Company’s common stock. In addition, Mr. Patel shall be entitled to receive a pro-rated portion (based on the portion of the Company’s current fiscal year that Mr. Patel will serve as a director of the Company) of (i) the annual $30,000 cash retainer payable to non-employee directors of the Company, and (ii) the annual restricted stock retainer payable in shares of the Company’s common stock equivalent in value to $30,000 granted to non-employee directors of the Company, as set forth in the Company’s equity compensation plans and policies, the material terms of which are described in the Company’s Proxy Statement for the 2006 Annual Meeting of Stockholders.

A copy of the press release announcing Mr. Patel’s appointment to the Company’s Board of Directors, dated as of February 15, 2007, is filed as Exhibit 99.1 hereto.

In addition, on February 8, 2007, the Board of Directors appointed Ms. Robin Abrams to the Compensation Committee of the Board of Directors.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Press release dated February 15, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEA SYSTEMS, INC.

By:	/s/ Mark P. Dentinger
Mark P. Dentinger
Executive Vice President and Chief Financial Officer

Date: February 15, 2007

Exhibit Index

Exhibit Number	Description
99.1	Press release dated February 15, 2007